November 3, 1999






RE:      Swift Energy Pension Partners 1994-D, Ltd.

Dear Interest Holder:

         As you may  recall,  during  1998 Swift  Energy  Company,  as  Managing
General Partner, embarked on a liquidation strategy for most of its partnerships. However, due to a drastic change in market conditions during 1998 while the transaction was under regulatory review, this liquidation plan was terminated. The issues facing the partnerships leading to the 1998 liquidation proposal still exist.

         Oil and gas prices have rebounded during 1999 to levels that again have led the Managing General Partner to initiate another liquidation proposal for a number of its partnerships. On September 13, 1999, Swift filed preliminary proxy statements with the Securities and Exchange Commission (SEC) for five partnerships, including this Partnership. These proxy statements set forth a proposal to sell the assets and dissolve each of the partnerships. Swift is awaiting the SEC's review and comments in order to finalize these proxy statements, which will fully discuss the proposal, before mailing the proxy statements to or discussing the proposal with investors.

         In the interim, if you have any questions concerning other matters, please contact the Investor Relations Department at (800) 777-2750 or (281) 874-2750.

                                            Sincerely,

                                            /s/ Bruce H. Vincent
                                            ---------------------
                                            Senior Vice President